Exhibit 10.1

COOPERATION AGREEMENT

This cooperation agreement dated 18th day of December 2007 (the “Agreement”) is made between:

(1)                                  Norsk Hydro Produksjon AS, Drammensveien 264, N-0240 Oslo, Norway, a corporation organised under the laws of Norway with organisation number 930 187 240 (“Hydro”); and

(2)                                  Ascent Solar Technologies, Inc., 8120 Shaffer Parkway, Littleton, CO 80127-410, USA, a corporation organised under the laws of the State of Delaware (“Ascent”).

Hydro and Ascent are hereinafter collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)                              Ascent was established in 2005 to manufacture state of the art, thin-film monolithically-integrated CIGS flexible photovoltaic modules (the “Products”).

(B)                                Hydro and its affiliated companies (the “Hydro Group”) are global aluminium, aluminium products and energy corporations.

(C)                                Hydro currently owns 23% of all issued and outstanding shares in Ascent and has an option to acquire up to 35% of all issued and outstanding shares in Ascent.

(D)                               Ascent is expected to initiate a pilot phase of manufacturing the Products in Q1 2008 (the “Pilot Phase”). In the Pilot Phase, Ascent is expected to operate a pilot line with a nameplate production capacity of 1.5 MW per year to demonstrate the scalability of the process and produce Products for initial marketing and testing. The Pilot Phase will run until a full scale manufacturing plant is being built. Such Plant is expected to be fully operational from Q2 2010 and is expected to have a production capacity of 25 MW per year (the “Commercial Phase”).

(E)                                 As a large stakeholder of Ascent, Hydro is interested in assisting Ascent with the development and promotion of the Products and bringing competitive Products to the market, and to explore the application of the Products in Hydro Group’s building integrated photovoltaic solutions (Hydro Group’s building integrated photovoltaic products are referred to herein as the “Hydro Products”).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1                                          COOPERATION

Products

Prior to and during the Pilot Phase, Hydro Group and Ascent shall cooperate in developing the Products and their application(s) to Hydro Products, through testing, meetings and exchange of information during the Pilot Phase. Hydro Group shall use its business network to market the Products and their applications in the Hydro Products.

Ascent shall use commercially reasonable efforts to supply Hydro Group with reasonable quantities of the annual production of the Products in the Pilot Phase in order for Hydro Group to develop and satisfy market demand for the Hydro Products. Hydro Group shall be entitled to use the Products for testing, development and application in Hydro Products. Hydro also shall have an option to purchase reasonable quantities of Ascent’s annual production of the Products in the Commercial Phase to develop and satisfy market demand for the Hydro Products. Ascent shall deliver the Products to Hydro Group at market price and terms to be agreed by the Parties. Notwithstanding any inference to the contrary, the Parties anticipate that Ascent will have opportunities to sell Products to other companies, partners and buyers; and, when assessing the reasonable quantity of Products to be supplied to Hydro Group, the Parties shall take into consideration the monetary and/or strategic value to Ascent of supplying Products to these third parties. Nothing in this Agreement shall be construed as an exclusive supply agreement by Ascent in favour of Hydro Group.

Commercial manufacturing facility

Based on the experience gained in management and execution of large projects in aluminium and oil and energy, Hydro Group will use reasonable efforts to assist Ascent with project management and  engineering resources and methods to realise commercial manufacturing facilities in a cost and time-efficient manner.

Hydro Group will also use reasonable efforts to assist Ascent in optimising and streamlining Ascent’s Product manufacturing lines by providing lean manufacturing expertise from aluminium product operations, including assistance with project management, implementation of health, safety and environment systems and quality assurance and testing.

European market presence

Hydro Group shall use its experience and presence in the European market to assist Ascent in locating an area for a potential second plant and assist in setting up ancillary arrangements for building such plant. Hydro Group shall further support Ascent in its efforts to form strategic alliances with key players in the solar industry in Europe.

2                                          NON-EXCLUSIVITY

The rights and obligations of the Parties under this Agreement shall not be exclusive, which means that Ascent may cooperate with other entities in the development of the Products, and the Hydro Group may cooperate with other entities in the development of solar applications for its building systems or other systems.

If and when cooperating with third parties, the confidentiality obligations of the Parties set out in clause 6 below shall be strictly adhered to.

3                                          NON-SOLICITATION

During the term of this Agreement, the Parties agree not to actively solicit for engagement or employment any employees of the other Party without the prior written consent of such other Party, except that this shall not prevent any Party from employing or engaging any such employee who responds unsolicited to a general recruiting campaign, or who, without solicitation, makes contact with such Party seeking employment or other engagement.

4                                          TERM AND TERMINATION

This Agreement shall apply from its date until 31 December 2012.

Either party may terminate this Agreement with immediate effect by giving written notice to the other party if either (i) the other party commits a material breach of this Agreement and such breach is not remedied within 60 days of receiving written notice of the breach; or (ii) Hydro (and its affiliates) is no longer a greater than 5% shareholder of Ascent.

Upon termination of this Agreement, all rights and obligations of the parties will cease to exist provided that (i) any accrued rights or remedies of the parties in existence immediately prior to the termination of the Agreement shall continue to exist; (ii) the parties obligations of confidence under clause 6 are independent and survive termination of this Agreement; and (iii) any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement.

5                                          NO REPRESENTATIONS, WARRANTIES OR INDEMNIFICATION

The Parties agree and acknowledge that neither Party makes any express or implied representation or warranty as to the adequacy, reasonableness, accuracy or completeness of the assistance or information supplied during the cooperation governed by this Agreement.

Notwithstanding any provision in this Agreement to the contrary, no Party shall be liable under this Agreement for any direct or indirect, special or general damages, or for consequential loss or damage such as loss of profit, or for any punitive or exemplary damages howsoever the same may arise.

6                                          CONFIDENTIALITY

Except as set forth in this clause, each of the Parties agrees that any and all information or objects being delivered or disclosed (whether orally or in writing) to the other Party in connection herewith shall be deemed to be confidential and proprietary, and shall use its reasonable best efforts to keep such information or objects confidential as if it was its own confidential information, except when (i) such disclosure is required by law, stock exchange rules, regulations or by any order of any court or administrative body of competent jurisdiction; (ii) such information is or has become public through no fault of the receiving Party; or (iii) such information has been obtained separately by the receiving Party from a third party that is not bound by any obligation of confidentiality regarding such information; or (iv) such disclosure is to financial rating agencies or to the receiving party’s lawyers, accountants or investment bankers who are subject to obligations of confidentiality to the receiving party; or (v) with the prior written approval of the other Party, which approval shall not be unreasonably withheld. This clause shall be in full force and effect for a period of three years after the termination of this Agreement.

7                                          GOVERNING LAW AND JURISDICTION

This Agreement is governed by, and shall be construed in accordance with, the laws of England.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

8                                          MISCELLANEOUS

This Agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

Nothing in this Agreement shall be deemed to neither constitute a partnership between the Parties nor constitute either Party the agent of the other for any purpose.

* * *

Executed as an agreement

For and on behalf of:	For and on behalf of:

Norsk Hydro Produksjon AS	Ascent Solar Technologies, Inc.

/s/ Einar Glomnes	/s/ Matthew Foster

Einar Glomnes Head Solar